Urban AG Corp. 8-K

Exhibit 3.0

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "URBAN AG. CORP.", FILED IN THIS OFFICE ON THE TWELFTH DAY OF AUGUST, A.D. 2013, AT 7:27 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE FOURTEENTH DAY OF AUGUST, A.D. 2013.

Jeffrey W. Bullock, Secretary of State

3172285 8100

130981175

AUTHENTICATION: 0661387

DATE: 08-13-13

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:37 PM 08/12/2013
FILED 07:27 PM 08/12/2013
SRV 130981175 - 3172285 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION
OF
URBAN AG. CORP.

Pursuant to Delaware § 242

• **First:** That at a meeting of the Board of Directors of Urban Ag.Corp. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and soliciting written consents of the stockholders of said corporation for consideration thereof.

The resolutions setting forth the proposed amendment is as follows:

Resolved, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Fourth" so that, as amended, said Article shall be and read as follows:

"FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is 950,000,000 shares of which 900,000,000 shall be shares of Common Stock, par value $.0001 per share, and 50,000,000 shall be shares of Preferred Stock, par value $0.001 per share.

The Corporation may issue one or more series of the Preferred Stock, each of which series may have such voting powers, full or limited, or no voting powers, such other powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereon, if any, as shall be stated and expressed in a resolution providing for the issuance of such series adopted by the Board of Directors. The authority of the Board of Directors with respect to each series of the Preferred Stock shall include but not be limited to, determination of the following:

A. The number of shares of Preferred Stock of any series issued and the distinctive designation of the shares of such series of stock, if any;

B. The dividend rate on the shares of any series of Preferred Stock, whether dividends shall be cumulative, and if so, from which date or dates, and whether they shall be payable in preference to, or in another relation to, the dividends payable on any other shares of stock.

C. Whether any series of shares of Preferred Stock shall have conversion or exchange privileges, and if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

D. Whether or not any series of shares of Preferred Stock shall be redeemable, and if so, the terms and conditions of such redemption, including the manner of selecting shares of Preferred Stock for redemption if less than all shares of a series are to be

redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share of stock payable in case of redemption, which amount may vary under different conditions and at different redemption dates.

E. Whether any series of shares of Preferred Stock shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of the shares of stock, and if so, the terms and amounts of such sinking funds.

F. The rights of any series of shares of Preferred Stock to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares of stock (including additional shares of stock of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of stock of the Corporation.

G. The rights of any series of shares of Preferred Stock in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and whether such rights shall be in preference to, or in another relation to, the comparable rights of any other class or classes or series of shares of stock; and

Any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of any series of shares of Preferred Stock."

• **Second:** That thereafter, pursuant to resolution of its Board of Directors, signed written consents were received in accordance with Section 228 of the General Corporation Law of the State of Delaware representing the necessary number of shares as required by statute were voted in favor of the amendment.

• **Third:** That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

• **Fourth:** The effective date of said amendment shall be August 14, 2013.

URBAN AG. CORP.

By: /s/ Billy V. Ray

Billy V. Ray, President